UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

On June 24, 2015, BIO-key International, Inc. (the “Company,” “we” or “us”) entered into a Memorandum of Understanding (the “MOU”) with Worldwide Touch Technology (Holdings) Limited (WWTT), a company incorporated in the Cayman Islands, and the shares of which are listed on The Stock Exchange of Hong Kong Limited. WWTT is principally engaged in, among other operations, the manufacturing of a range of high-technology products. The MOU contemplates a potential transaction pursuant to which WWTT would invest up to US$15 million into the Company through the purchase of shares of convertible preferred stock. The preferred shares would accrue an annual 6% cumulative dividend payable quarterly in cash or at our option, in shares of common stock, and would be convertible at the option of the holder into shares of our common stock at a conversion price of $0.30 per share. The holders of the preferred shares would vote together with the common stock on an as-converted basis and would be entitled to elect one member of our board of directors. Closing of the potential transaction is subject to, among other things, negotiation and execution of mutually acceptable definitive transaction documents, completion of due diligence satisfactory to WWTT, and obtaining all necessary corporate and third party approvals. As the terms of the MOU are non-binding, there can be no assurance that the potential transaction will be completed on the terms set forth in the MOU, if at all.

The information contained in this Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. This information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section or Sections 11 or 12(a)(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-key International, Inc.

Date: June 26, 2015	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer

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